Exhibit 10.2

Transaction Bonuses

As of February 5, 2026, Marine Products Corporation (“Marine Products” or the “Company”) entered into an Agreement and Plan of Merger with MasterCraft Boat Holdings, Inc. (“MasterCraft”) and certain other parties thereto.

On March 12, 2026, the Human Capital Management and Compensation Committee of the Board of Directors of the Company recommended the payment of transaction bonuses to Ben M. Palmer and Michael L. Schmit in the amount of $200,000 and $100,000 respectively, contingent on the closing of the transactions contemplated by the Merger Agreement (collectively, the “Transaction Bonuses”). MasterCraft consented to the payment of the Transaction Bonuses, provided that half of the Transaction Bonuses is paid upon the Closing (as defined in the Merger Agreement) and the remaining half is paid upon ninety days following the Closing.